Exhibit 99.2

Dear Fellow Shareholder:

Time is running out to vote your shares for the WHLR Board to continue to transform WHLR. We believe that the Stilwell Group will only impair those efforts.

Over the past several weeks you have been receiving letters from the Stilwell Group asking you to vote for their slate of board candidates. The Stilwell Group holds approximately 9.4% of the common stock of WHLR, yet they are asking you to give them almost 40% of the board representation. From their six letters to shareholders in recent months, the Stilwell Group has failed to provide any insight into a single action plan for the Company if they gain these seats.

If the Stilwell Group succeeds, they stand to gain almost 40% control of the WHLR Board. We believe keeping our current Board composition IS in the best interest for WHLR shareholders as it is currently a diverse group of members that has publicly stated our efforts to transform the Company and provide GOVERNANCE and INDEPENDENCE:

The election of all of the Stilwell group’s nominees will give him almost 40% voting control on the board despite only a 9.4% ownership. This is 3 times more representation than any other shareholder:

The Stilwell Group’s nominees, if elected and in our opinion, countermand WHLR’s efforts to create long-term, sustainable value for shareholders.:

•	More than 1/3 of the Board would be controlled by one voice;

•
This one voice, who by his own admission, has no real estate experience or expertise to effectively operate the Company and has expressed that he has no interest in the Company’s portfolio of real estate assets;

•	This one voice invested in WHLR only a year ago after building a career in banks, began his proxy fight without ever presenting a plan or strategy beyond electing himself and his chosen nominees.

WHLR, on the other hand, continues to improve its Governance with a more transparent and independent Board of Directors that possess the applicable skills to manage the WHLR transformation:

1

•	Revamped WHLR’s leadership to better align WHLR with its shareholders’ interests;

•	Separated the CEO and Chairman roles to ensure the Board is more independent in its governance;

•	Reduced the Board to eight members with only one internal member – David Kelly, President & CEO;

•	Invited seasoned institutional shareholders and capital markets experts – Sean Armstrong and Andy Jones – who represent over 9.1% and 5.6% of the common stock shares respectively, to join the Board.

In addition, WHLR made every effort to avoid an expensive and time-consuming proxy fight:

•	The WHLR Board has reached out on several occasions and offered a Board seat to one of Mr. Stilwell’s chosen candidates with real estate and capital markets experience. Yet he refused;

•	Mr. Stilwell refused to look at what is best for YOU and pursued this fight without looking for a solution.

These ARE NOT the actions of somebody whose primary goal is aligned with shareholders. Please consider the following from The Stilwell Group’s 13D/A filing on September 5, 2018:

On March 16, 2015, Stilwell Value LLC (“Value”) and Joseph Stilwell consented to the entry of a civil administrative SEC order (the “Order”) that, among other things, alleged violations of sections of the Investment Advisers Act of 1940 and certain rules promulgated thereunder for failing to adequately disclose conflicts of interest presented by inter-fund loans. The Order, among other things, (1) suspended Mr. Stilwell from March 2015 to March 2016 from association with any investment adviser, broker, dealer, or certain regulated organizations, and imposed upon him a $100,000 civil money penalty; and (2) censured Value, imposed upon it a $250,000 civil money penalty (as well as the repayment obligation of $239,157 in fees), and required it to retain an independent monitor for three years, which monitorship concluded on April 9, 2018.

WHLR’s Board and management team are executing on the right plan to drive long-term, sustainable value creation for shareholders. Please consider this before you vote to give one shareholder the single largest voting block on the Board.

AGAIN, TIME IS SHORT - VOTE THE WHITE PROXY CARD TODAY “FOR” WHLR’S HIGHLY QUALIFIED NOMINEES

On behalf of your Board and management team, thank you for your continued support.

David Kelly
President & CEO

IF YOU WANT TO SUPPORT WHLR PLEASE VOTE ONLY ON OUR WHITE PROXY CARD. PLEASE DO NOT VOTE “AGAINST” THE STILWELL GROUP AND THEIR GREEN PROXY CARD.

VOTING “AGAINST” STILWELL ON THEIR GREEN PROXY CARD WILL CANCEL YOUR VOTE FOR THE WHLR NOMINEES.

IF YOU HAVE ALREADY VOTED “AGAINST” STILWELL ON THEIR GREEN PROXY CARD, YOU CAN CORRECT YOUR VOTE BY SUBMITTING THE ENCLOSED WHITE PROXY CARD “FOR” WHLR’S NOMINEES.

ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statements
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. Specifically, the Company’s ability to produce income from grocery-anchored retail properties and its ability to create long-term value for shareholders are forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2018 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. These documents are also available at no charge in the “SEC Filings” or “Proxy Materials” sections of the Company’s website at www.whlr.us.

CONTACT:
Mary Jensen
Investor Relations
(757) 627-9088
mjensen@whlr.us